Exhibit 99.5

V2X, Inc.

(giving effect to the merger)

Unaudited Pro Forma Combined Financial Information

As of and for the six months ended July 1, 2022 and the year ended December 31, 2021

Table of Contents

Page
Financial statements
Pro Forma Combined Balance Sheets as of July 1, 2022 (unaudited)	2
Pro Forma Combined Statements of Income for the six months ended July 1, 2022 (unaudited)	3
Pro Forma Combined Statements of Income for the twelve months ended December 31, 2021 (unaudited)	4
Notes to unaudited pro forma combined financial information	5-16

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the transactions on V2X and Vertex, as further described below, based on the historical financial position and results of operations of V2X, Vertex and the TTS Business. V2X and Vertex fiscal year ends on December 31. However, V2X and Vertex follow different interim period end conventions: V2X's convention is that all quarters other than the 4th quarter end on the Friday closest to the last day of the calendar quarter (July 1, 2022 for the second quarter of 2022). Vertex's convention is that all quarters other than the 4th quarter end on the Sunday closest to the last day of the calendar quarter (July 3, 2022 for the second quarter of 2022). There was no significant activity for Vertex during the two-day period that extended past V2X's second quarter period-end date. As such, management believes the periods are comparable.

The unaudited pro forma combined financial information is presented as follows:

● The unaudited pro forma combined balance sheet as of July 1, 2022 was prepared based on (i) the historical unaudited condensed consolidated balance sheet of V2X as of July 1, 2022 and (ii) the historical unaudited consolidated balance sheet of Vertex as of July 3, 2022.

● The unaudited pro forma combined statement of income for the six months ended July 1, 2022 was prepared based on (i) the historical unaudited condensed consolidated statement of income of V2X for the six months ended July 1, 2022 and (ii) the historical unaudited consolidated statement of income of Vertex for the six months ended July 3, 2022.

● The unaudited pro forma combined statement of income for the twelve months ended December 31, 2021 was prepared based on (i) the historical audited consolidated statement of income of V2X for the fiscal year ended December 31, 2021,(ii) the historical audited consolidated statement of income of Vertex for the fiscal year ended December 31, 2021, (iii) the unaudited statement of income of the TTS Business for the fiscal period from January 1, 2021 to September 30, 2021 and for the stub period from October 1, 2021 to December 6, 2021, the date of Vertex's acquisition of the TTS Business.

The mergers will be treated as a business combination under ASC 805, Business Combinations ("ASC 805"), with V2X as the deemed acquirer and Vertex as the deemed acquiree for accounting purposes. Specifically, the unaudited pro forma combined financial information set forth below primarily gives effect to the transactions, including the following:

● adjustments related to the differences within the accounting policies of Vertex and the TTS Business to those of V2X;

● the consummation of the mergers with the issuance of approximately 18.6 million shares of V2X common stock in exchange for all of the shares of Vertex common stock; and

● the debt financing obtained in connection with the mergers.

The unaudited pro forma combined financial information also reflects pro forma adjustments related to the Vertex acquisition of the TTS Business. These primarily relate to the amortization associated with the preliminary fair value of intangible assets acquired and interest expense related to the first lien facility and the second lien facility entered into by Vertex Borrower on December 6, 2021.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined financial information. The unaudited pro forma combined balance sheet data gives effect to the transactions as if they had occurred on July 1, 2022. The unaudited pro forma combined statement of income data for the six months ended July 1, 2022 and for the twelve months ended December 31, 2021, give effect to the transactions and Vertex's acquisition of the TTS Business as if they had occurred on January 1, 2021.

The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. As a result of displaying amounts in thousands, rounding differences may exist in the tables in this section. The accompanying unaudited pro forma combined statement of income does not include any pro forma adjustments to reflect certain expected financial benefits of the mergers, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve those benefits, including the cost of integration activities, or restructuring actions which may be achievable.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under existing GAAP standards, which is subject to change. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The combined company will complete the valuations and other studies upon completion of the transactions and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the mergers. The assets and liabilities of Vertex and other pro forma adjustments have been measured based on various preliminary estimates using assumptions that Vertex and V2X believe are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting will occur and could be significant, and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company's future results of operation and financial position.

The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies adopted by V2X. Upon completion of the mergers, the combined company will perform a detailed review of Vertex's accounting policies. As a result of that review, the combined company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial information of the combined company.

This unaudited pro forma combined financial information should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements of V2X, Vertex, and the TTS Business.

Pro Forma Combined Balance Sheets
As of July 1, 2022 (Unaudited)

	As of July 1, 2022	As of July 3, 2022
(in thousands)	V2X, Inc. Historical	Vertex Aerospace Services Holding Corp. Historical	Transaction Accounting Adjustments (Note 5)	Ref.	Pro forma Combined
Assets
Current assets
Cash and cash equivalents	$ 31,760	$ 21,199	$ 48,545	A	$ 101,504
Restricted cash	3,311	-	-		3,311
Receivables	374,980	394,454	(44,962)	B	724,472
Inventories, net	-	41,742	-		41,742
Prepaid expenses	26,262	11,619	-		37,881
Other current assets	10,646	4,709	-		15,355
Total current assets	446,959	473,723	3,583		924,265
Property, plant, and equipment, net	23,530	43,107	10,393	C	77,030
Goodwill	321,734	883,675	323,205	D	1,528,614
Intangible assets, net	62,159	220,900	301,100	E	584,159
Right-of-use-assets	39,705	16,141	-		55,846
Deferred tax assets, net	-	8,296	(8,296)	F	-
Other non-current assets	11,760	5,108	-		16,868
Total non-current assets	458,888	1,177,227	626,402		2,262,517
Total assets	$ 905,847	$ 1,650,950	$ 629,985		$ 3,186,782
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$ 244,080	$ 124,158	$ -		$ 368,238
Compensation and other employee benefits	82,534	30,710	-		113,244
Short-term debt	10,400	62,250	(7,800)	H	64,850
Other accrued liabilities	48,322	121,241	5,939	G	175,502
Total current liabilities	385,336	338,359	(1,861)		721,834
Long-term debt, net	78,884	1,067,031	162,644	H	1,308,559
Deferred tax liabilities, net	32,489	-	34,590	I	67,079
Operating lease liability	30,719	10,996	-		41,715
Other non-current liabilities	14,941	30,301	31,000	J	76,242
Total non-current liabilities	157,033	1,108,328	228,234		1,493,595
Total liabilities	542,369	1,446,687	226,373		2,215,429
Commitments and contingencies
Shareholders’ equity
Preferred stock	-	-	-		-
Common stock	118	3	183	K	304
Additional paid in capital- common stock	91,464	301,486	328,964	L	721,914
Additional paid in capital- preferred stock	-	64,000	(64,000)	M	-
Retained earnings (accumulated deficit)	281,081	(157,301)	134,540	N	258,320
Accumulated other comprehensive loss	(9,185)	(3,925)	3,925	O	(9,185)
Total shareholders’ equity	363,478	204,263	403,612		971,353
Total liabilities and shareholders’ equity	$ 905,847	$ 1,650,950	$ 629,985		$ 3,186,782

See accompanying notes to unaudited pro forma combined financial information.

Pro Forma Combined Statements of Income
For the Six Months Ended July 1, 2022 (Unaudited)

	For the Six Months Ended July 1, 2022	For the Six Months Ended July 3, 2022
(in thousands, except for per share data)	V2X, Inc. Historical	Vertex Aerospace Services Holding Corp. Historical	Transaction Accounting Adjustments (Note 6)	Ref.	Pro Forma Combined
Revenue	$ 954,537	$ 775,581	$-		$ 1,730,118
Cost of revenue	872,581	671,102	(5,700)	A	1,537,983
Selling, general, and administrative expenses	61,699	63,320	41,067	B,C,D	166,086
Operating Income (Loss)	20,257	41,159	(35,367)		26,049
Interest expense, net	(3,643)	(33,852)	(4,924)	F	(42,419)
Gain on disposal of fixed assets	-	44	-		44
Income (loss) from operations before income taxes	16,614	7,351	(40,291)		(16,326)
Income tax expense (benefit)	3,287	2,006	(8,904)	G	(3,611)
Net Income (Loss)	$ 13,327	$ 5,345	$ (31,387)		$ (12,715)

Earnings per share:
Basic	$ 1.13				$ (0.41)
Diluted	$ 1.12				$ (0.41)
Weighted average shares outstanding:
Basic	11,793		19,245	H	31,038
Diluted	11,917		19,121	H	31,038

See accompanying notes to unaudited pro forma combined financial information.

Pro Forma Combined Statements of Income
For the Twelve Months Ended December 31, 2021 (Unaudited)

(in thousands, except for per share data)	V2X, Inc. Historical	Vertex Aerospace Services Holding Corp. Historical	TTS Business for the Nine Months Ended September 30, 2021 Historical	TTS Business for the Period October 1, 2021 to December 6, 2021 Historical	Pro Forma Adjustments related to the Vertex Acquisition of TTS (Note 7)	Ref.	Total Vertex Aerospace Services Holding Corp. (Pro Forma)	Pro Forma Adjustments related to the V2X acquisition of Vertex (Note 6)	Ref.	Pro Forma Combined
Revenue	$ 1,783,665	$ 813,159	$ 635,772	$ 139,232	$ -		$ 1,588,163	$-		$ 3,371,828
Cost of revenue	1,623,245	719,169	506,510	109,769	-		1,335,448	(8,700)	A	2,949,993
Selling, general, and administrative expenses	98,400	48,220	28,692	5,023	9,611	A	91,546	131,106	B,C,D,E,I	321,052
Operating Income (Loss)	62,020	45,770	100,570	24,440	(9,611)		161,169	(122,406)		100,783
Interest expense, net	(7,985)	(19,546)	-	-	(44,747)	B	(64,293)	(13,817)	F	(86,095)
Loss on disposal of fixed assets	-	(1,303)	-	-	-		(1,303)	-		(1,303)
Loss on extinguishment of debt	-	(7,295)	-	-	-		(7,295)	-		(7,295)
Non-service pension expense	-	-	(4,764)	-	-		(4,764)	-		(4,764)
Other income (expense), net	-	-	5,615	(1,162)	-		4,453	-		4,453
Income (loss) from operations before income taxes	54,035	17,626	101,421	23,278	(54,358)		87,967	(136,223)		5,779
Income tax expense (benefit)	8,307	5,977	22,660	5,121	(12,013)	C	21,745	(30,105)	G	(53)
Net Income (Loss)	$ 45,728	$ 11,649	$ 78,761	$ 18,157	$ (42,345)		$ 66,222	$ (106,118)		$ 5,832

Earnings per share:
Basic	$ 3.91									$ 0.19
Diluted	$ 3.86									$ 0.19
Weighted average shares outstanding:
Basic	11,705							18,848	H	30,553
Diluted	11,836							18,982	H	30,818

See accompanying notes to unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1. Description of the Merger Transactions

On July 5, 2022, V2X, Inc., completed its business combination transaction pursuant to the merger agreement, dated as of March 7, 2022, by and among V2X, Vertex, Merger Sub Inc., and Merger Sub LLC. Pursuant to the terms of the merger agreement, at the first effective time, Merger Sub Inc. will merge with and into Vertex, with Vertex surviving the first merger as a direct, wholly owned subsidiary of V2X and immediately following the first merger, at the second effective time, Vertex will merge with and into Merger Sub LLC, with Merger Sub LLC surviving the second merger as a direct, wholly owned subsidiary of V2X. For financial reporting and accounting purposes, V2X will be the acquirer of Vertex upon completion of the mergers. Refer to Note 3 for additional discussion.

V2X specializes in base operations services, supply chain and logistics, information technology and security whereas Vertex core capabilities include aviation maintenance, systems engineering and integration and training programs for both public and private sector clientele. The combined company will operate as one segment delivering a comprehensive suite of integrated solutions across the operations and logistics, aerospace, training and technology markets to national security, defence, civilian and international clients.

In consideration for the mergers, each share of Vertex common stock that is issued and outstanding immediately prior to the first effective time will be converted into the right to receive several fully paid and nonassessable shares of V2X common stock with such number of shares determined pursuant to the exchange ratio set forth in the merger agreement, subject to any withholding of taxes required by law. See Note 5 for the exchange ratio used in the unaudited pro forma combined financial information.

As a result of the mergers, the holders of equity interests of V2X as of immediately prior to the first effective time will collectively own approximately 37.75% of the outstanding shares of the common stock of the combined company, on a fully diluted basis, and the holders of equity interests of Vertex as of immediately prior to the first effective time will collectively own approximately 62.25% of the outstanding shares of the common stock of the combined company, on a fully diluted basis.

Note 2. Description of the Debt Financing

Incremental Term Loan Commitment

On December 6, 2021, Vertex Borrower entered into (1) the First Lien Facility and (2) the Second Lien Term Loan Facility. In connection with the consummation of the merger agreement on July 5, 2022, Vertex Borrower amended its First Lien Term Loan Facility. Pursuant to the First Lien Term Loan Facility parties lent, severally but not jointly, to Vertex Borrower an aggregate amount up to $260.0 million in the form of the incremental term facility. The proceeds of the incremental term facility were used to fund (1) payments contemplated to be made under the merger agreement, (2) the repayment in full of the indebtedness of V2X under the existing V2X credit agreement, (3) the redemption of certain preferred stock of Vertex, (4) fees and expenses in connection with the foregoing transaction and (5) working capital and general corporate purposes. Vertex Borrower incurred approximately $14.1 million in fees in connection with the incremental term facility.

The incremental term facility represents additional lending to Vertex Borrower by Royal Bank of Canada and RBC Capital Markets, LLC and does not modify any existing debt agreements of Vertex Borrower. The incremental term facility requires quarterly payments equal to 0.25% of the original principal amount of the facility beginning September 30, 2022.

Incremental ABL Commitment

Additionally, in connection with the consummation of the merger agreement on July 5, 2022, Vertex has amended the ABL Credit Agreement, whereby the ABL commitment party has agreed to increase its commitment from $100 million to $200 million. The proceeds of the $200 million ABL facility will be available to fund general corporate purposes, including, without limitation, the transactions. The financing commitments of the ABL commitment party are subject to various customary conditions set forth in the ABL facility. No draws are expected to be made on the ABL facility in connection with the mergers, and Vertex has incurred approximately $1.8 million in fees in connection with the ABL facility.

With the consummation of the merger on July 5, 2022, V2X and its subsidiaries became Loan Parties to the Term Loan and ABL credit facilities.

Note 3. Basis of Presentation

The accompanying unaudited pro forma combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. In May 2020, the SEC adopted Release No. 33-10786 "Amendments to Financial Disclosures about Acquired and Disposed Businesses," or the "Final Rule". The Final Rule became effective on January 1, 2021 and the unaudited pro forma combined financial information is presented in accordance therewith.

The mergers will be treated as a business combination under ASC 805, with V2X as the deemed accounting acquirer and Vertex as the deemed acquiree for accounting purposes. Therefore, the historical basis of V2X's assets and liabilities will not be affected by the mergers. In identifying V2X as the acquiring entity, V2X considered the structure of the mergers, the chief executive officer and chief financial officer's roles and the composition of the combined company's board of directors.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be generally recognized at their fair values as of the acquisition date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.

Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair value estimates were determined based on preliminary discussions between V2X and Vertex management, due diligence efforts and information available in public filings. The allocation of the aggregate merger consideration used in the preliminary unaudited pro forma combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the first effective time. The final determination of the allocation of the aggregate merger consideration will be based on the actual tangible and intangible assets and the liabilities of Vertex at the first effective time. Refer to Note 5 for additional information.

The initial allocation of the consideration in these unaudited pro forma combined financial statements is based upon a consideration of approximately $634.0 million, inclusive of approximately $630.6 million related to equity-based awards to be issued. This amount is based on the common shares that V2X issued to holders of Vertex common stock in connection with the mergers, the number of shares of Vertex common stock outstanding as of March 7, 2022, and the V2X exchange ratio of 67.8668567 provided in the merger agreement, less shares reserved to be issued as replacement and cash settled awards. The consideration has been prepared, based on the share price of V2X common stock on July 1, 2022, equal to $33.92 per share. V2X issued 18,591,868 shares of its common stock to holders of Vertex common stock based on the number of shares of Vertex common stock outstanding as of March 7, 2022, less shares reserved to be issued as replacement and cash settled awards.

The unaudited pro forma combined balance sheet data gives effect to the transactions as if they had occurred on July 1, 2022. The unaudited pro forma combined statement of income data for the six months ended July 1, 2022, and for the twelve months ended December 31, 2021, gives effect to the transactions and Vertex's acquisition of the TTS Business as if they had occurred on January 1, 2021.

The unaudited pro forma combined financial information is provided for informational purpose only and is not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the merger been completed on the dates used to prepare the unaudited pro forma combined financial information. The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma combined financial information may be materially different from those reflected in the combined company’s consolidated financial information subsequent to the mergers. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or results of operations of the combined companies. Additional reclassifications and adjustments may be required if changes to Vertex’s financial presentation are needed to conform Vertex’s accounting policies to the accounting policies of V2X. The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the mergers. The unaudited pro forma combined financial information also does not include any integration costs the combined company may incur related to the merger as part of combining the operations of the companies.

Note 4. Accounting Policies

The accounting policies used in the preparation of the unaudited pro forma combined financial information are those described in V2X's audited consolidated financial statements as of and for the year ended December 31, 2021, and subsequent interim periods. V2X performed a preliminary review of Vertex's accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma combined financial information.

V2X identified differences in Vertex’s application of Accounting Standards Codification Topic 606, Revenue (“ASC 606”), when compared to its own ASC 606 accounting policies. V2X identified a difference in the manner which Vertex measured contract losses and determined performance obligations within certain types of contracts under ASC 606, as discussed below. Certain amounts have been adjusted in the unaudited pro forma combined financial information to reflect Vertex’s provision of contract losses and identified performance obligations using V2X’s ASC 606 accounting policy. At this time, V2X is not aware of any other differences that would have a material effect on the unaudited pro forma combined financial information, including any differences in the timing of adoption of new accounting standards. However, V2X will continue to perform its detailed review of Vertex's accounting policies. Upon completion of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial information.

V2X and Vertex both apply ASC 606 for revenue recognition purposes. Vertex, however, does not account for the provision of contract losses in the same manner as V2X, which calculates the provision of contract losses using a broader scope of indirect costs allocable under government contract regulations as compared to Vertex’s estimate of provision for contract losses which excluded certain indirect costs in its measurement. This alignment using V2X’s indirect cost methodology results in an increase in the provision for loss contracts that is included within purchase accounting and the unaudited pro forma combined balance sheet as of July 1, 2022. Refer to Notes 5 and 6(A), respectively.

In certain large, complex, government contracts, Vertex identified multiple performance obligations (at the contract line item level), while V2X identified a single performance obligation for similar contracts. Under V2X’s view, the customer is contracting with the Company for a single service solution, whereby each contract line item is highly interrelated with the other promises in the contract and therefore are not distinct in the context of the contract under ASC 606. As a result, the contract is accounted for as one performance obligation under V2X’s application of its ASC 606 accounting policy as compared to multiple performance obligations previously determined by Vertex (identified at the contract line item level). The application of the performance obligation criteria is highly judgmental for these types of contracts and both V2X and Vertex have designed revenue recognition policies to arrive at a reasonable conclusion. As a result of this alignment of the performance obligation identification policy, the nature of the promise in a single large contract changed from arranging for other parties to provide a service to the customer, to providing an integrated service to the customer itself resulting in the presentation of revenue on a gross basis. The impact to the unaudited pro forma combined statements of income, to align the presentation of historical revenue with V2X’s ASC 606 accounting policy, would result in an increase to revenue with a corresponding increase to cost of revenue, resulting in an immaterial impact to operating income for the six months ended July 1, 2022, and the twelve months ended December 31, 2021. This also led to a reduction in the historic unbilled contract receivable and an increase to billings in excess of revenue, which are reflected in purchase accounting in Note 5 herein.

V2X adopted ASC 842 on January 1, 2019, whereas Vertex, as a private company, adopted ASC 842 on January 1, 2022. Based on a preliminary assessment, the primary impact of adopting the new standard for Vertex, relates to the recognition of operating lease right-of-use assets and operating lease liabilities. V2X did not identify any material impacts to the unaudited pro forma combined statement of operations for the twelve months ended December 31, 2021 and the six months ended July 1, 2022, contemplating Vertex's adoption of ASC 842 as of January 1, 2021. The acquired leases are included within the consideration allocation, as further described in Note 5 herein.

Note 5. Unaudited Pro Forma Combined Balance Sheet Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma combined balance sheet.

As further described in Note 1, each share of Vertex common stock issued and outstanding immediately prior to the first effective time will be converted into 67.8668567 newly issued shares of V2X common stock. Below is a preliminary estimate of the purchase consideration to V2X shareholders and the allocation of the purchase price to acquired identifiable assets and assumed liabilities.

(in thousands)
Consideration transferred (see table below)	$ 633,951
Purchase price is allocated as follows:
Total current assets (1)	428,761
Property, plant, and equipment (2)	53,500
Right of use assets	16,141
Other assets	13,404
Intangible assets	522,000
Total assets acquired	1,033,806
Other current liabilities (3) (4)	350,623
Deferred tax liabilities, net (5)	49,343
Long-term debt, net of current maturities	1,067,031
Other liabilities (3)	72,297
Total liabilities assumed	1,539,294
Preferred stock (6)	(67,441)
Goodwill	1,206,880
Total net assets to be acquired	$ 633,951

(1)	Includes a reduction of $45.0 million in unbilled contract receivables as discussed in Note 4.

(2)	Includes an increase in the fair value per the valuation report of $10.4 million. Refer to Note 5(C).

(3)	Includes an increase in the provision for loss contracts to reflect a normalized profit and the impact of the change in the composition of expenses used to measure loss contracts as discussed in Note 4. Impact to other current liabilities is $5.5 million, impact to Other liabilities is $31.0 million as described in Notes 5(G) and 5(J).

(4)	Includes an increase of $6.8 million in billings in excess of earnings as discussed in Note 4.

(5)	Includes an increase in deferred tax liabilities of $68.8 million related to the acquired intangibles and increase in fair value of property plant and equipment, offset against the tax impact of the increase in the provision for loss contracts and a decrease in unbilled contract receivables of $19.5 million. Refer to Note 5(I).

(6)	Preferred stock was redeemed by V2X upon the closing of the transaction.

Consideration
The consideration is calculated as follows:
Number of Vertex ordinary shares outstanding as of March 7, 2022	273,950
Option dilution as of March 7, 2022	20,886
Total shares of Vertex common stock outstanding as of closing of the merger	294,836
V2X exchange ratio per merger agreement	67.8668567
V2X maximum common shares to be issued in the exchange (1) (2)	20,009,574
Less: Replacement and cash settlement awards issued to Vertex employees	1,417,706
Remaining V2X common shares to be issued in the exchange	18,591,868
V2X closing share price as of July 1, 2022	$ 33.92
Fair value of common shares to be issued	630,636
Fair value of cash consideration (1) (3) (4)	3,315
Total consideration transferred	$ 633,951

(1)   Due to rounding amounts may not calculate to exact numbers.

(2)    Collectively former Vertex equity holders will own approximately 62.25% of the outstanding shares of the combined company common stock, on a fully diluted basis

(3)    Refer to Note 6(D) for additional details.

(4)   Calculated as the cash-settled shares (71,617) multiplied by V2X's closing share price on March 4, 2022 of $46.29. The March 4,2022 date is agreed among the parties and represents V2X's share price closest to the announcement date of the merger.

V2X's share price was used because, as a privately held company, Vertex does not have a readily observable market price at the time of this filing.

(A) Cash and Cash Equivalents

Cash and cash equivalents have been adjusted for the following:

(in thousands)	Amount
Proceeds from new term loan financing (net of fees paid)	$ 245,878
Fee associated with the ABL facility (See Note 2)	(1,750)
Payoff of V2X historical debt	(90,304)
Redemption of Preferred Stock	(67,441)
Cash settlement of certain Vertex stock options included within cash consideration	(3,315)
Excess savings plan payment	(172)
Cash paid for V2X and Vertex combined transaction costs	(34,351)
Total Pro Forma adjustment	$ 48,545

Total pro forma adjustment represents the proceeds from the issuance of the First Lien Term Loan Facility after the extinguishment of the legacy V2X outstanding debt, fees associated with the ABL facility, the redemption of Vertex preferred stock and cash consideration for settlement of stock options to certain former members of Vertex management. Refer to Note 2 for further details. The excess savings plan payment represents amounts distributed to specific V2X employees due to change in control provisions upon consummation of the mergers. Finally, it is reflective of the payment of transaction costs paid at closing.

(B) Receivables

Represents a reduction to the fair value of unbilled contract receivables as part of purchase accounting. Refer to Note 4 for additional details.

(C) Property, plant and equipment

Represents adjustments to record the preliminary estimated fair value of Property, plant and equipment of approximately $53.5 million, which is an increase of $10.4 million over Vertex’s book value of Property, plant and equipment prior to the mergers. The general categories of the acquired Property, plant and equipment are expected to be the following:

(in thousands)	Estimated Useful Life	Preliminary Fair Value
Land	Indefinite	$ 3,600
Land improvements	2.0 years	200
Leasehold Improvements	4.8 years	16,100
Computer hardware and software	3.1 years	12,000
Furniture and fixtures	2.6 years	800
Office equipment	5.5 years	600
Machinery and equipment	5.6 years	14,600
Vehicles	4.2 years	1,900
Total fair value of Vertex’s tangible assets		49,800
Construction in progress and other assets		3,700
Less: Vertex historical tangible assets		43,107
Pro forma adjustment		$ 10,393

The fair value estimate for property, plant and equipment is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of property, plant and equipment, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of property, plant and equipment and the purchase price allocation, which is expected to be finalized subsequent to the mergers.

(D) Goodwill

Represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets net of liabilities and is estimated to be $1,206.9 million, which is an increase of $323.2 million over Vertex's book value of goodwill prior to the mergers. The estimated goodwill to be recognized is attributable to operational and general and administrative cost synergies, expanded market opportunities and other benefits that V2X believes will result from combining its operations with the operations of Vertex.

(E) Other Intangible Assets

Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $522.0 million, which is an increase of $301.1 million over Vertex's book value of other intangible assets prior to the mergers. The general categories of the acquired identified intangible assets are expected to be the following:

(in thousands)	Estimated Useful Life	Preliminary Fair Value
Customer related intangible	14.0 years	$ 158,000
Backlog	4.5 years	364,000
Total fair value of Vertex’s intangible assets (other than Goodwill)		522,000
Less: Vertex historical intangible assets		220,900
Pro forma adjustment		$ 301,100

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the mergers.

(F) Deferred Tax Assets, net

Represents the reversal of the historical Vertex deferred tax asset, which is presented net of the deferred tax liability of the combined company noted below in Note 5(I).

(G) Other Accrued Liabilities

Other accrued liabilities have been adjusted for the following:

(in thousands)	Amount
Excess savings plan payment (Note 5(A))	$ (172)
Cash paid for V2X and Vertex combined transaction costs (Note 5 (A))	(34,351)
Incremental transaction related costs	28,198
Increase to billings in excess of revenue as described in Note 5 (purchase accounting) and Note 4	6,764
Increase to fair value of provision for loss contracts as described in Note 5 (purchase accounting) and Note 4	5,500
Pro forma adjustment	$ 5,939

(H) Debt Financing

Short-term and long-term debt have been adjusted for the following:

(in thousands)	Short-term debt	Long-term debt	Total
Proceeds from new term loan financing, net (1)	$ 2,600	$ 243,278	$ 245,878
Payoff of V2X historical debt (2)	(10,400)	(79,904)	(90,304)
New deferred debt issuance costs for ABL facility and other debt (3)	-	(1,750)	(1,750)
Write-off of V2X historical debt issuance costs (4)	-	1,020	1,020
Pro Forma adjustment	$ (7,800)	$ 162,644	$ 154,844

(1)	Represents the incremental term facility, net of debt issuance costs entered into in connection with the execution of the merger agreement. Refer to Note 2. For illustrative purposes of presenting the unaudited pro forma combined financial information, debt issuance costs have not been bifurcated between Long-term debt and Short-term debt. Instead, debt issuance costs have been included within Long-term debt.

(2)	Represents the elimination of V2X outstanding debt.

(3)	Represents additional debt issuance costs incurred for the amended ABL facility.

(4)	Represents the write-off of remaining deferred debt issuance costs associated with the extinguished V2X debt outstanding.

(I) Deferred Tax Liabilities, net

Represents the preliminary adjustment to deferred tax liabilities based on a statutory rate of 22.1%. The pro forma adjustment is comprised of a $68.8 million increase associated with the fair value adjustment for property, plant and equipment and intangible assets excluding goodwill, offset by: (i) the historical Vertex deferred tax asset of $8.3 million, (ii) $6.2 million associated with the estimated transaction costs, (iii) $19.5 million related to the fair value increase in the provision for loss contracts and the decrease in unbilled contract receivables and billings in excess of revenue in purchase accounting, and (iv), $0.2 million related to the write-off of deferred financing costs, resulting in a net pro forma adjustment of $34.6 million.

(J) Other non-current liabilities

Represents an increase of $31.0 million to long-term provision for loss contracts for fair value determined in purchase accounting. Refer to Notes 4 and 5 for additional information.

(K) Common Stock

Common stock has been adjusted for the following:

(in thousands)	Amount
Elimination of historical Vertex common stock	$ (3)
Adjustment for par value of consideration transferred	186
Total Pro Forma adjustment	$ 183

(L) Additional Paid in Capital- Common Stock

Additional paid in capital-common stock has been adjusted for the following:

(in thousands)	Amount
Elimination of historical Vertex additional paid in capital	$ (301,486)
Adjustment for consideration transferred (less common stock)	630,450
Total Pro Forma adjustment	$ 328,964

(M) Additional Paid in Capital - Preferred Stock

Represents the redemption of the preferred stock of Vertex from the proceeds of the Incremental Term Facility (See Note 2). The preferred stock is redeemed at its carrying value which is equal to the original investment plus paid in kind dividends of 8% per year. The historical book value of the preferred stock of $64.0 million along with the dividend of $3.4 million was redeemed in cash as described in Note 5(A).

The par value of the preferred stock is $64.41 (equal to a per share par value of $0.001 with 64,407 shares issued).

(N) Retained Earnings

Retained earnings has been adjusted for the following:

(in thousands)	Amount
Elimination of historical Vertex accumulated deficit	$ 157,301
Estimated transaction costs	(21,966)
Write-off of V2X historical deferred financing costs	(795)
Pro Forma adjustment	$ 134,540

Amounts are presented net of tax, using a statutory tax rate of 22.1%

(O) Accumulated Other Comprehensive Loss

Represents the elimination of historical Vertex accumulated other comprehensive loss.

Note 6. Unaudited Pro Forma Combined Income Statement Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma combined statement of income.

(A) Cost of Revenue

Represents the policy as described in Note 4 and the amortization of the increased value of the provision for loss contracts as described below:

(in thousands)	For the six months ended July 1, 2022	For the twelve months ended December 31, 2021
Amortization of fair value of provision for loss contracts	$(7,000)	$(14,400)
Reversal of historical amortization	1,300	5,700
Pro forma adjustment	$ (5,700)	$ (8,700)

(B) Depreciation Expense

Represents an adjustment for the removal of historical depreciation expense offset by new depreciation expense, on a straight-line basis based on the preliminary fair value of the Property, plant and Equipment and the respective assigned estimated useful life for the six months ended July 1, 2022 and twelve months ended December 31, 2021.

(in thousands)	Estimated Useful Life	Preliminary Fair Value	For the six months ended July 1, 2022	For the twelve months ended December 31, 2021
Land	Indefinite	$3,600	$-	$-
Land improvements	2.0 years	200	50	100
Leasehold Improvements	4.8 years	16,100	1,677	3,354
Computer hardware and software	3.1 years	12,000	1,935	3,871
Furnitures and fixtures	2.6 years	800	154	308
Office equipment	5.5 years	600	55	109
Machinery and equipment	5.6 years	14,600	1,304	2,607
Vehicles	4.2 years	1,900	226	452
Total fair value of Vertex’s tangible assets		$49,800	5,401	10,801
Less: Historical Vertex depreciation			5,175	8,626
Pro forma adjustment			$226	$2,175

(C) Amortization Expense

Represents an adjustment for the removal of historical amortization expense offset by new amortization expense, on a straight-line basis based on the preliminary fair value of the definite-lived intangible assets and the respective assigned estimated useful life for the six months ended July 1,2022 and twelve months ended December 31, 2021.

(in thousands)	Estimated Useful Life	Preliminary Fair Value	For the six months ended July 1, 2022	For the twelve months ended December 31, 2021
Customer related intangible	14.0 years	$ 158,000	$ 5,643	$ 11,286
Backlog	4.5 years	364,000	40,444	80,889
Total fair value of Vertex’s intangible assets (other than Goodwill)		$ 522,000
Less: Historical Vertex and TTS amortization			12,269	24,056
Pro forma adjustment			$ 33,818	$ 68,119

(D) Stock-Based Compensation

Represents the incremental differences in stock-based compensation for replaced equity awards. Subject to the terms of the merger agreement, unvested Vertex service-based option awards will be replaced and converted into V2X time vested restricted stock unit awards, which vest primarily over a two-year period (see below for further details). In connection with the mergers, awards to certain former members of Vertex management will be settled in cash by V2X or one of its subsidiaries. The $3.3 million in estimated cash settlement awards are reflected as cash consideration of the mergers.

The fair value estimates are based upon the stock price of V2X common stock of $33.92 per share as of July 1, 2022.

Stock-based compensation expense for the six months ended July 1, 2022 and the twelve months ended December 31, 2021 is recognized based on the service period of the awards (in thousands except shares):

Service Period	Awards	Preliminary Fair Value	For the six months ended July 1, 2022	For the twelve months ended December 31, 2021
None – Cash Settled Former Employee Awards	71,617	$ 3,315 (1)	NA	NA
Restricted stock units
6 months	517,918	$ 17,568	-	$ 17,568
24 months	828,171	$ 28,092	$ 7,023	$ 14,046
Total RSUs	1,346,089	$ 45,660	$ 7,023	$ 31,614
Pro forma adjustment			$ 7,023	$ 31,614

(1) Reflected as cash consideration in purchase price (rounded). Refer to Note 5.

(E) Transaction-Related Costs

Represents one-time transaction-related costs of $28.2 million for the twelve-month period ended December 31, 2021, anticipated to be incurred prior to, or concurrent with, the closing of the mergers including bank fees, legal fees, consulting fees, and other transaction expenses. This adjustment is in addition to the $14.0 million and $5.8 million included within the historical unaudited consolidated statements of income for V2X and Vertex, respectively, as of the six-month periods ended July 1, 2022.

(F) Interest Expense

Represents an increase to interest expense of $4.9 million and $13.8 million for the six months ended July 1, 2022 and the twelve months ended December 31, 2021, which includes the following:

(in thousands)	For the six months ended July 1, 2022	For the twelve months ended December 31, 2021
Incremental term facility (1)	$ 8,397	$ 16,286
Amortization of deferred issuance fees on ABL facility (2)	220	439
Elimination of V2X historical expense (3)	(3,693)	(3,928)
Write-off of V2X historical debt issuance costs (4)	-	1,020
Pro forma adjustment	$ 4,924	$ 13,817

(1)	Represents the estimated interest expense on the incremental term facility. The loan is a variable rate and an increase of 1/8th percent in the interest rate results in an increase in interest expense of $0.2 million and $0.1 million during the twelve months ending December 31, 2021, and the six months ending July 1, 2022, respectively. A decrease in the rate by 1/8th percent results in a decrease in interest expense of $0.4 million and $0.2 million during the twelve months ending December 31, 2021, and the six months ending July 1, 2022, respectively.

(2)	Represents the amortization of deferred issuance on the amended ABL facility.

(3)	Represents the elimination of interest expense associated with the extinguished V2X debt outstanding, excluding revolver interest expense.

(4)	Represents the write-off of remaining deferred debt issuance costs associated with the extinguished V2X debt outstanding.

(G) Provision for Income Taxes

Represents the income tax effect of the transaction accounting adjustments related to the mergers calculated using a statutory income tax rate of 22.1%. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma combined financial information for a variety of reasons, including post-mergers activities. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting, and these items could be material.

The combined company's ability to use net operating loss carry forwards to offset future taxable income for U.S. federal income tax purposes will be subject to limitations. In general, under Section 382 of the Code, a corporation that undergoes an "ownership change" is subject to limitations on its ability to utilize its pre-change net operating losses to offset future taxable income. In general, an ownership change occurs if the aggregate share ownership of certain shareholders (generally 5% shareholders, applying certain look-through rules) increases by more than 50 percentage points over such shareholder's lowest percentage ownership during the testing period (generally three years). In addition, the combination of two companies may also cause certain valuation allowances associated with one of the companies to no longer be necessary because on a combined basis, there may be new sources of future taxable income to support the reversal of pre-existing valuation allowances.

Generally, taxpayers can deduct interest expense paid or accrued in the taxable year. However, if section 163(j) applies, the amount of deductible business interest expense in a taxable year cannot exceed the sum of: the taxpayer's business interest income for the year; 30% of the taxpayer's adjusted taxable income (ATI) for the year; and the taxpayer's floor plan financing interest expense for the year.

V2X has generated substantial FDII benefits since the enactment of TCJA. However, Vertex has a history of tax losses where FDII benefit could not be realized. The combined company is expected to generate taxable income and related FDII benefits. V2X will undertake a process to determine what this benefit may be.

Currently, no adjustments to the unaudited pro forma combined financial statement of operations have been made as it relates to: (i) limitations the combined company might incur under Section 382 of the Code or ASC 740, (ii) interest deduction limitations under IRC 163(j) or (iii) impacts of foreign-derived intangible income (FDII).

(H) Earnings Per Share

Represents an adjustment to the basic and diluted weighted average common shares outstanding to reflect the anticipated issuance of 18,591,868 shares of V2X common stock to Vertex stockholders in consideration for the mergers (see Note 5); and effect of RSU replacement awards issued to former Vertex employees (see Note 6(D)).

(I) Retention payments

Represents $1.0 million in retention payments to V2X and Vertex employees to remain with the combined entity following the mergers. These payments relate to post-combination services and are clawed back if the employee exits before the specified term.

Note 7. Unaudited Pro forma Adjustments Related to the Vertex Acquisition of TTS Business

This note should be read in conjunction with other notes in the unaudited pro forma combined financial information. Adjustments included in the column under the heading "Pro forma adjustments related to the Vertex acquisition of TTS" represent the following:

(A) Selling, General and Administrative Expenses

Represents an adjustment of $9.6 million for the new amortization expense, on a straight-line basis based on the preliminary fair value of the definite-lived intangible assets of the TTS Business acquired and the respective assigned estimated useful life for the twelve months ended December 31, 2021.

(B) Interest Expense, Net

Represents an increase to interest expense of $44.7 million for the twelve months ended December 31, 2021, related to the first lien facility and the second lien facility entered into by Vertex on December 6, 2021. Refer to Note 4 for additional information. The adjustment includes the following:

(in thousands)	For the twelve months ended December 31, 2021
First lien facility	$ 43,938
Second lien facility	15,262
Amortization of deferred issuance fees	5,093
Elimination of Vertex historical expense	(19,546)
Pro forma adjustment	$ 44,747

(C) Provision for Income Taxes

Represents the income tax effect of the pro forma adjustments calculated using a statutory income tax rate of 22.1%.